EXHIBIT 99.1

N E W S R E L EA S E
Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212) 720-4254

FOOT LOCKER, INC. SIGNS DEFINITIVE AGREEMENT
TO PURCHASE CCS FROM dELiA*s

•	$102 Million Acquisition Expected to be Accretive to Foot Locker,
Inc.’s Earnings in the First Full Year of Operation
•	Closing expected within 60 days

New York, NY, September 29, 2008 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that it has signed a definitive agreement with dELiA*s, Inc. to purchase its direct-to-consumers business, CCS, for $102 million in cash. The transaction, which is expected to close within the next 60 days, is subject to certain closing adjustments and review under the Hart-Scott-Rodino Antitrust Improvements Act.

CCS is the leading direct-to-consumers retailer in the United States that sells skateboard footwear, apparel and accessories through catalogs and the Internet with revenues expected to exceed $80 million in 2009. The target customer of CCS is a teenaged boy who actively participates in the sport of skateboarding. CCS, founded in California in 1985, is currently managed by a strong merchant team located in New York City, led by Susan Van Arsdale who will remain with CCS as managing director.

“The impending purchase of CCS is in line with one of our strategic priorities -- pursuing the acquisition of athletic footwear and apparel retailers that are compatible with our existing portfolio of businesses,” stated Matthew D. Serra, Chairman and Chief Executive Officer of Foot Locker, Inc. “We believe that expanding our offerings in the skateboard category will allow us to broaden our appeal to the teenaged male, providing an exciting growth opportunity for our Company. The combination of the highly regarded CCS management team and our well-run Footlocker.com/Eastbay operation is expected to provide significant benefits to both businesses.”

“Our Company’s strong financial position enables us to complete this opportunistic transaction in a timely manner as an all-cash transaction,” continued Mr. Serra. It is expected that the agreed upon acquisition will be accretive to Foot Locker, Inc.’s diluted earnings per share within the first full year of operation.”

Barclays Capital is serving as the exclusive financial advisor to Foot Locker, Inc.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,700 stores in 21 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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